Exhibit 2.1

STOCK PURCHASE AGREEMENT
AND PLAN OF REORGANIZATION

BY AND AMONG

SUCRE AGRICULTURAL CORP.

("BUYER"),

_____________________

THE SHAREHOLDERS OF BLUEFIRE ETHANOL INC.

(“SELLER’),

BLUEFIRE ETHANOL INC.

(“COMPANY”)

AND

TBECK CAPITAL, INC.

STOCK PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

THIS STOCK PURCHASE AGREEMENT AND PLAN OF REORGANIZATION is made and entered into this 31st day of May, 2006, by and among Sucre Agriculatural Corp., a Delaware corporation (hereinafter referred to as “Buyer”), the shareholders of Blue Fire Ethanol, Inc., (collectively the “SELLER”, listed on Exhibit A), BLUEFIRE ETHANOL INC., a Nevada corporation (hereinafter referred to as the “Company”), and TBeck Capital, Inc.

RECITALS:

a.  Seller owns all of the 10,000 shares of issued and outstanding common stock, par value $1.00, of the Company (“Company Shares”).

b.  Buyer has authorized capital stock consisting 50,000,000 shares of common stock, par value $.001 (“Buyer Common Stock”), of which 1,053,000 are currently issued and outstanding, however, of which 3,000,000 will be issued and outstanding prior to the Closing (defined below).

c.  Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, all of the Company Shares in exchange for Buyer’s issuance of Seventeen Million (17,000.000) shares of Buyer Common Stock to Seller, on the terms and subject to the conditions set forth herein.

d.  Buyer is to have $700,000 in cash assets at the time of Closing for the Company to utilize as working capital moving forward.

NOW, THEREFORE, in consideration of the above premises and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1   Definitions. In addition to the terms defined elsewhere in this Agreement, for purposes of this Agreement:

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

"Agreement" means this Stock Purchase Agreement and Plan of Reorganization, together with the Schedules and the Exhibits attached hereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Buyer Balance Sheet Date” means April 30, 2006.

“Buyer Charter Documents” means the organizational documents and By-laws of Buyer.

"Closing" means the actual transfer and delivery of the documents transferring the Company Shares to Buyer, the payment of the Purchase Consideration and the exchange and delivery by the parties of the other documents and instruments contemplated by this Agreement.

"Closing Date" means, subject to the provisions of Section 6.1, on or before May 31, 2006. .

“Company Charter Documents” means the organizational documents and By-laws of the Company.

“Company Balance Sheet Date” means April 15 2006 .

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Defensible Title” means such right, title and interest that is (a) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice, and (b) subject to Permitted Encumbrances, free and clear of all Liens, claims, infringements, burdens and other defects.

“Dollars” means the lawful currency of the United States of America.

“Environmental Law” means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, common law, injunction or other authorization in effect on the date hereof, at the Closing Date, or at a previous time applicable to the operations of the Company: (a) relating to emissions, discharges, releases or threatened releases of hazardous materials into the natural environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; (b) relating to the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation or shipment of hazardous materials; (c) relating to occupational health and safety; or (d) otherwise relating to the pollution of the environment, solid waste handling treatment or disposal, operation or reclamation of land, or protection of environmentally sensitive areas.

“GAAP” means United States generally accepted accounting principles, consistently applied.

"Knowledge" with respect to (i) Seller and the Company means the knowledge of each Seller and the knowledge of each Company's officers and directors listed in Exhibit A, after reasonable inquiry, and (ii) Buyer means the knowledge of the officers and directors of Buyer and TBeck Capital as listed in Exhibit B, after reasonable inquiry.

“Labor Claims” means any employment and/or social security related claim, whether judicial or administrative, including but not limited to claims for rights, benefits, indemnities or actions that could correspond to the employees pursuant to the Labor Law, Social Security Law, Civil Code, Working Environment and Conditions Law, Housing Policy Law, National Institute for Cooperative Education Law, Feeding Law for Employees, their Regulations, as well as any other legal or contractual provision related to the services performed by the employees.

"Lien" means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, easement, claim, lien, lease (including any capitalized lease) or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement and the filing of or agreement to give any financing statement with respect to any assets or property.

"Material Adverse Effect" or "Material Adverse Change" means, when used in connection with any Person, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that would result in an adverse change in the business, financial condition, operating results, assets, operations or business prospects of such Person, or in a labor disruption or casualty loss or damage to the assets of such Person.

“Permitted Encumbrances” means: (a) Liens for Taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or, if commenced, shall have been stayed) are being contested in good faith by appropriate proceedings and if the Company shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by or consistent with GAAP and, whether reserves are set aside or not, are listed on the applicable Disclosure Schedule; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of any Companies business; (c) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation which would not and will not, individually or in the aggregate, result in a Material Adverse Effect on any Company; (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature which would not and will not, individually or in the aggregate, result in a Material Adverse Effect on any Company; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations, and other similar encumbrances incurred in the ordinary course of business or existing on property and not materially impairing the value of the assets of any Company, or interfering with the ordinary conduct of the business of any Company, or rights to any of its assets; and (f) any defects, irregularities or deficiencies in title to easements, rights-of-way or other surface use agreements that do not materially adversely affect the value of any asset of any Company by an amount in excess of $10,000 in the aggregate.

"Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

"Purchase Consideration" means the aggregate price to be paid by Buyer for the Company Shares held by Seller, as provided for in Article 2.

“Taxes” means taxes of any kind, levies, or other like assessments, customs, duties, imposts, charges, or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, royalties, license, payroll, transaction, capital, net worth, and franchise taxes, estimated taxes, withholding, employment, Social Security, Workman’s Compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes, and other governmental taxes imposed or payable to any state, local, municipal, or foreign governmental subdivision, or agency thereof, and in each instance such term shall include any interest, penalties, or additions to tax attributable to any such tax, including penalties for failure to file any tax return or report.

ARTICLE 2
PURCHASE AND SALE

2.1    Purchase and Sale. At the Closing on the Closing Date, and upon all of the terms and subject to all of the conditions of this Agreement, each Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, all of Sellers' Company Shares, such sale and purchase transactions being collectively referred to herein as the "Purchase".

2.2    Payments on Closing. At the Closing on the Closing Date, Buyer shall, in consideration for good and marketable title to the Company Shares, free and clear of all Liens, charges, encumbrances and restrictions of any kind (other than those imposed pursuant to the terms of this Agreement), issue Seventeen Million Shares of the restricted Buyer Common Stock to Sellers on a pro rata basis of their holdings of Company Stock. The exact breakdown on the 17,000,000 shares is attached as Schedule 3.4 to this Agreement.

2.3.   Buyer Assets. At the time of Closing, Buyer shall have cash assets of $700,000 ($1,00,000 net of $300,000 commissions to be paid as discussed in Section 3.23 herein) to be used as working capital for the Company. Prior to the Closing, Buyer shall have raised the $700,000 (plus $300,000 paid in commissions for this transaction) by a private offering of equity to investors related to TBeck Capital. The offering documents and sample subscription agreement are attached hereto as Exhibit C. The shares sold pursuant to this offering are included in the 3,000,000 shares of issued Buyer Common Stock as Buyer is capitalized prior to the Closing. Buyer warrants that it has filed all necessary state and federal securities law filings in regards to this financing prior to the Closing.

Furthermore, TBeck Capital and Westcap Securities Inc., financial advisers to Buyer, shall agree to raise a minimum of $4,000,000 within 180 days for the date of the Closing, on terms and conditions acceptable to BlueFire Ethanol, as well as $5,000,000 during the fourth quarter of 2007 as institutional financing.

2.4    Additional Consideration at Closing. Prior to the Closing, Buyer will effect a name change with the Pink Sheets trading organization from Sucre Agricultural, Inc. to Blue Fire Ethanol, Inc., and a ticker symbol change (and CUSIP # change) from SAGR to an available ticker symbol as issued by the NASD.

2.5    The Closing. The Closing of the transactions contemplated by this Agreement shall take place at 10:00 a.m., local time on the Closing Date, at the offices of the Company, or at such other time and place as the parties might hereafter mutually agree in writing.

2.6    Deliveries. At the Closing on the Closing Date:

(a)    Seller will deliver to Buyer:

(i)    certificates representing the Company Shares, duly endorsed (or  accompanied by duly executed stock powers);

(ii)    a certificate executed by each Seller representing and warranting to Buyer that, except as otherwise stated in such certificate, each of Seller' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date, except that representations and warranties that are by their express provisions made as of a specific date need be true and correct only as of such specific date; and

(b)    Buyer will deliver or cause to be delivered to Seller:

(i)    the certificates evidencing the Buyer Company Stock;

(ii)    $700,000 of cash capital available for the working capital needs of the Company;

(iii)
written resignation of the entire board of directors of the Buyer, as well as its officers, with a consent to appoint to the board of directors of the Buyer the appointees of the Seller, which shall include one designee of TBeck Capital Inc. on such board.

(iv)
a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date.

2.7    Tax Free Reorganization. The parties intend that the transaction under this Agreement qualify as a tax-free reorganization under Sections 368 and 354 of the Internal Revenue Code of 1986, as amended.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF
SELLER AND THE COMPANY

Seller and the Company, jointly and severally, represent and warrant to Buyer that the statements contained in this Article 3 are true, correct and complete as of the date of this Agreement.

3.1    Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually or in the aggregate) would not have, or would not reasonably be likely to have, a Material Adverse Effect on the Company. The Company has all requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now conducted. Complete and correct copies of the certificate and articles of incorporation, as amended, and the bylaws, as amended, of the Company as in effect on the date of this Agreement have been previously delivered by Seller to Buyer.

3.2    No Subsidiaries. (a) The Company has no subsidiaries, and does not own, directly or indirectly, any capital stock or other ownership, participation or equity interest in any corporation, partnership, limited liability company, association, joint venture or other entity , and (b) there are no outstanding contractual obligations or commitments of the Company to acquire or make any investment in any shares of capital stock or other ownership, participation, or equity interest in any corporation, partnership, limited liability company, association, joint venture, or other entity.

3.3    Capital Structure.

(a)    As of the date hereof, the authorized capital stock of the Company consists of 10,000 shares of common stock, par value $1.00. At the close of business on April 30, 2006, 10,000 shares of common stock were issued and outstanding (see Schedule 3.4 for shareholder list). No shares of common stock were held by the Company in its treasury. The Company has no outstanding stock options, stock appreciation rights, phantom units, profit participation or similar rights with respect to the Company. No shares of capital stock or other equity or voting securities of the Company are reserved for issuance or are outstanding. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive rights or in violation of state or federal securities laws, and there are no preemptive rights with respect thereto. No capital stock has been issued by the Company since the Company Balance Sheet Date. Except as set forth above, as of the date hereof there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements, or undertakings of any kind to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, the Company or obligating the Company to issue, grant, extend, or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement, or undertaking. There are not as of the date of this Agreement and there will not be at the Closing Date any shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company.

(b)    The shares of capital stock of the Company held by Seller (the "Company Shares") constitute all of the issued and outstanding shares of capital stock or other ownership interests of the Company. Except for the purchase and sale of the Company Shares pursuant to this Agreement, there are no outstanding claims, options, or other rights of any Person to purchase from Seller, and no contracts or commitments providing for the granting of rights to acquire, any of the Company Shares. There are no claims pending or, to the Knowledge of Seller and the Company, threatened, against the Company or any Seller that concern or affect title to the Company Shares, or that seek to compel the issuance of capital stock or other securities of the Company.

(c)    There are no outstanding obligations in connection with the redemption by the Company of any of the previously issued and outstanding shares of capital stock of the Company.

3.4    Title to Company Shares. Each Seller has legal, beneficial, and record title to the Company Shares set forth opposite such Seller's name on Schedule 3.4, free and clear of any and all Liens, restrictions, options, voting trusts or agreements, proxies, encumbrances, claims or charges of any kind whatsoever (except as set forth in Section 3.3) and are validly issued, fully paid and non-assessable. Seller has or will have at the Closing physical custody of the certificates evidencing all of the Company Shares. At Closing, Buyer will acquire good and defensible title to the Company Shares, free and clear of any and all Liens, restrictions, options, voting trusts, or agreements, proxies, encumbrances, claims or charges of any kind.

3.5    Authorization; Enforceability.

(a)    The Company has the requisite corporate power and authority, to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought. The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both ) under, or give rise to a right of termination, cancellation, or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of the Company under, any provision of (i) the articles of incorporation or bylaws of the Company, each as amended through the date hereof (the "Company Charter Documents"), (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, or license applicable to the Company or its properties or assets or (iii) subject to governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation, or arbitration award applicable to the Company or its properties or assets, other than in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, or Liens that individually or in the aggregate would not have, or would not reasonably be likely to have, a Material Adverse Effect on the Company and would not, or would not reasonably be likely to, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency, or commission or other governmental authority or agency, domestic or foreign, including local authorities (a "Governmental Authority"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.

(b)    The execution, delivery and performance of this Agreement and all of the agreements, documents and instruments required under this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby and thereby (including the sale, transfer, assignment, and delivery of the Company Shares), are within the power, legal rights, legal capacity, and authority of Seller. This Agreement is, and the other agreements, documents and instruments required by this Agreement will be, when executed and delivered by Seller, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

3.6    Absence of Conflicting Agreements. Neither the execution, delivery, or performance of this Agreement by Seller or the Company, nor the consummation of the transactions contemplated hereby does or will, after the giving of notice, or the lapse of time or both, or otherwise:

(a)    subject to receipt of any necessary third party consents, conflict with, result in a breach of, constitute a default, or give rise to a right of termination under the certificate and articles of incorporation or bylaws of the Company, any federal, state, or local law, statute, ordinance, rule, or regulation applicable to the Company or Seller, or any court or administrative order or process, or any contract, agreement, arrangement, commitment, or plan to which Seller or the Company is a party or by which Seller or the Company is bound;

(b)    result in the creation of any Lien upon any of the Company Shares, or the assets, business, and properties of the Company;

(c)    subject to receipt of any necessary third party consents, terminate, amend, or modify, or give any party the right to terminate, amend, modify, abandon, or refuse to perform any contract, agreement, arrangement, commitment, or plan to which the Company is a party or by which it is bound;

(d)    accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any contract, agreement, arrangement, commitment, or plan to which the Company is a party or by which it is bound; or

(e)    to the Knowledge of Seller and the Company, require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or public agency or other authority. All Parties agree to cooperate fully with each other to have change of control in the Company to be approved by all necessary government authorities.

3.7    Condition of Properties. To the Knowledge of Seller and the Company, except as may be limited by the ordinary course of business occurring on a day-to-day basis, all properties and assets owned or utilized by the Company are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of the Company), ordinary wear and tear excepted, and have been maintained consistent with prudent industry practice. No other assets or properties are needed to permit the Company to carry on its business as conducted during the preceding 12 months and as proposed to be conducted. To the Knowledge of Seller and the Company, all buildings, plants and other structures owned or otherwise utilized by the Company are in good condition and repair, ordinary wear and tear excepted, and have no structural defects or defects (except such minor defects as do not significantly interfere with the use thereof in the conduct of the normal operations of the Company) and are suitable and adequate for the purposes for which they are presently being used.

3.8	Contracts.

(a)    Schedule 3.8 is a true, correct and complete list of all contracts of the categories described below (whether written or oral), including all amendments thereto, existing as of the date of this Agreement to which the Company is a party or by which any of the properties, business or assets of the Company is bound or is materially affected ("Material Contracts"):

(i)    any note, agreement, mortgage, indenture, security agreement, and other instrument relating to the borrowing of money or evidence of credit for the deferred purchase price of property, or the direct or indirect guarantee by the Company of any such indebtedness or deferred purchase price in excess of $10,000.00;

(ii)    any lease of real property or material personal property providing for annual payments by the Company under any such lease or group of related leases in excess of $10,000.00;

(iii)    any agreement that has a term of one year or more and/or provides for future payments in excess of $10,000.00 that is not terminable (without penalty) on no more than one month's notice;

(iv)   any management, employment and consulting agreement or other contract for personal services that is not terminated simultaneously with the execution of this Agreement or is not terminable on no more than one month's notice without penalty;

(v)    any agreement providing for severance pay, collective bargaining agreements, and labor contracts;

(vi)   any surety, performance and maintenance bond in excess of $10,000.00;

(vii)          any plan, contract or arrangement providing for bonuses, pensions, deferred compensation, retirement plan payments, profit sharing, incentive pay, or for any other employee benefit plan;

(viii)         any brokerage or finder's agreement obligating the Company to make a payment thereunder;

(ix)   any agreement that restricts the right of the Company to engage in any place in any line of business;

(x)    any contract, commitment, agreement or arrangement between the Company and any Affiliate thereof;-

(xi)    any contract or agreement relating to the sale, lease or other disposition of any of the properties, business or assets of the Company having a value, individually or in the aggregate, in excess of $10,000.00;

(xii)   any contract, commitment, or agreement that involves commodity or interest rate swaps, floors, caps, collars, futures, options or other similar transactions; and

(xiii)         any obligation currently outstanding affecting any of the properties, business or assets of the Company which requires a single or series of related future expenditures in the aggregate in excess of $10,000.00.

(b)    Seller and the Company have provided Buyer with access to true, correct and complete copies of all written Material Contracts and all amendments, modifications and supplements thereto, and have provided Buyer with accurate descriptions of all oral Material Contracts, including the parties thereto, the value of the goods and services to be provided thereunder, and the financial obligations of the parties thereunder.

(c)    To the Knowledge of Seller and the Company, as of the date of this Agreement, the Company's relationships are generally satisfactory with its suppliers who are material to the conduct of the Company's business.

(d)    As of the date of this Agreement, the Company does not have outstanding any powers of attorney with any Person.

(e)    Each of the Material Contracts to which the Company is a signatory has been duly executed by the Company, and to the Knowledge of Seller and the Company, as of the date of this Agreement, the Company is not in breach of any Material Contract.

(f)    The Company has performed in all material respects each material term, covenant and condition of each of the Material Contracts to which it is a party or by which it is bound, and, to the Knowledge of Seller and the Company, no material event of default on the part of any other party thereto exists under any of the Material Contracts. The Company is current on all payment obligations under all Material Contracts to which it is a party or by which it is bound.

(g)    To the Knowledge of Seller and the Company, no event has occurred under any of the Material Contracts that would constitute a material default thereunder on the part of any other party thereto.

(h)    Each of the Material Contracts is valid, binding, enforceable, and in full force and effect, unimpaired by any acts or omissions of the Company or its officers, directors, and agents, and constitutes the legal and binding obligation of the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally, and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.9    No Default. The Company is not in default, breach or violation (and, to the Knowledge of Seller and the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition, or provision of (i) the Company Charter Documents; (ii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is now a party or by which the Company or any of its properties, business or assets is bound; or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, except in the case of clauses (ii) and (iii) for defaults or violations which in the aggregate would not have a Material Adverse Effect on the Company.

3.10         Intellectual Property. The Company owns, or is licensed or otherwise has the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs ("Intellectual Property Rights") which are material to the condition (financial or otherwise) or conduct of the business and operations of the Company. To the Knowledge of Seller and the Company, (i) the use of Intellectual Property Rights by the Company in its current operations does not infringe on the Intellectual Property Rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of the Company which could have a Material Adverse Effect on the Company, and (ii) no Person is, in any manner that could have a Material Adverse Effect on the Company, infringing on any Intellectual Property Right of the Company. No claims are pending or, to the Knowledge of Seller and the Company, threatened that the Company is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Right.

3.11	Leases.

(a)    The leases described on Schedule 3.11 constitute all of the lease agreements between the Company and third Persons affecting the Company's real property, material personal property, or relating to the operation of the business of the Company. The Company and Seller have furnished true and complete copies of each of the leases to Buyer, including any and all amendments, supplements or modifications thereto.

(b)    The Company has performed in all material respects each material term, covenant and condition of each of the leases to which it is a party or which is required to be performed by it at or before the date hereof, and no material event of default on the part of the Company and, to the Knowledge of Seller and the Company, on the part of any other party thereto, exists under any lease.

(c)    Each of the leases is legal, valid, binding, enforceable and in full force and effect, unimpaired by any acts or omissions of the Company and constitutes the legal and binding obligation of the Company in accordance with its terms, except (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(d)    To the Knowledge of Seller and the Company, there is no law, ordinance, regulation or requirement in existence, including any Environmental Law, as amended, which would require any expenditure to remediate, remedy, remove, modify, or improve any of the real property that is the subject of any lease in order to bring it into compliance therewith.

(e)    There are no leasing commissions or similar payments due, arising out of, resulting from or with respect to any lease which are owed by the Company, except to the extent accrued on the Company Balance Sheet.

(f)    The Company has not assigned, transferred, conveyed, mortgaged, or deeded in trust any interest in the leases.

(g)    The Company has not subordinated its interest under any of the leases to any third party, mortgagee, or otherwise.

(h)    The Company enjoys peaceful and undisturbed possession under all leases.

3.12         Financial Statements. The Company and Seller have provided to Buyer true and complete copies of (i) the unaudited balance sheet of the Company as of December 31,2005, and the related unaudited statements of operations and changes in stockholders' equity for the fiscal year then ended and (ii) the unaudited balance sheet of the Company and the related unaudited statements of operations for the three-month period ended on March 31, 2006 (collectively, the "Financial Statements"). The Financial Statements (i) have been prepared in accordance with generally accepted accounting principles (“GAAP”)(except for certain balance sheet classifications, and certain required reports and all footnote disclosures have been omitted) on a basis consistent throughout the periods covered thereby; (ii) present fairly, in all material respects, the financial condition of the Company as of the dates thereof and the results of its operations for the periods then ended (subject to normal year-end audit adjustments); and (iii) are consistent with the books and records of the Company, which books and records are true, correct and complete in all material respects. As referred to herein, the Company’s Balance Sheet Date shall mean March 31, 2006. The Seller and the Company will take the following steps prior to the Closing Date:

(a)   Execution of an exclusive license from Arkenol Inc. with the Company to deploy the Arkenol cellulose to ethanol technology in North America.

(b)   Execution of an asset transfer agreement of certain assets from Arkenol to the Company with a estimated fair market value of at least $16million.

3.13    Absence of Certain Changes or Events. Since the Company Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practices and there has not been:

(a)   any event, occurrence, circumstance or development that has had, or has been reasonably likely to have, a Material Adverse Effect with respect to the Company;

(b)   any default on the part of the Company under any indebtedness of the Company, or any event which with the lapse of time or the giving of notice, or both, would constitute such a default;

(c)    any issuance, sale, or other disposal of any capital stock or other equity security of the Company, or any grant of options, warrants or other rights to obtain any of its capital stock;

(d)    (A) any contract or agreement entered into by the Company on or prior to the date  hereof relating to any material acquisition or disposition of any assets or business, or (B) any modification, amendment, assignment, termination, or relinquishment by the Company of any contract, license or other right (including any insurance policy naming it as a beneficiary or loss payable payee) that reasonably would be likely to have a Material Adverse Effect on the Company, in each case other than transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(e)    any amendment made or authorized to the Company Charter Documents;

(f)    any creation or assumption by the Company of any security interest or other Lien imposed upon any material assets of the Company;

(g)    any damage, destruction, or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect on the Company;

(h)   any commitment to or liability to any labor organization which represents, or proposes to represent, employees of the Company;

(i)    any sale, assignment, lease, or other transfer or disposition of any of the assets or properties of the Company, except in the ordinary course of business or in connection with the acquisition of similar property or assets or retirements of assets in the ordinary course of business consistent with past practices;

(j)    any write down of the value of, or write off as uncollectible, any asset or accounts receivable of the Company;

(k)    any declaration, setting aside or payment, directly or indirectly, of any cash or non-cash dividend or other cash or non-cash distribution in respect of any of the securities of the Company, or any direct or indirect redemption, purchase, or other acquisition of any securities of the Company or agreement to do so;

(l)    any material change in the Company's accounting methods, principles or practices;

(m)   any amendment of any term of any outstanding security of the Company that would materially increase the obligations of the Company under such security;

(n)    any making of any loan, advance, or capital contribution to or material investment in any Person by the Company other than loans, advances, capital contributions, or investments, in each case not exceeding $10,000.00; or

(o)    (A) any incurrence or assumption by the Company of any indebtedness for borrowed money other than under existing credit facilities (or any renewals, replacements or extensions thereof that do not materially increase the commitments thereunder) or otherwise by the Company in the ordinary course of business consistent with past practices, or (B) any guaranty, endorsement, or other incurrence or assumption of liability, whether directly, contingently or otherwise, by the Company for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

3.14    No Undisclosed Liabilities. The Company has no debt, liability or obligation of any kind, whether accrued, absolute, contingent, inchoate, determined, determinable, or otherwise, except for (i) liabilities or obligations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company, (ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby, (iii) liabilities or obligations disclosed in Schedule 3.14; (iv) liabilities or obligations disclosed in the Financial Statements; and (v) liabilities or obligations arising in the ordinary course of business after the Balance Sheet Date and which do not have a Material Adverse Effect on the Company. Specifically, the Seller agree that all debt of the Company not listed on Schedule 3.14 shall be repaid or forgiven as of the date of the Closing.

3.15    No Litigation. There is no suit, action, proceeding, or investigation presently pending or, to the Knowledge of Seller or the Company, threatened against or affecting the Company that has had or could reasonably be expected to have a Material Adverse Effect on the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Company which has had, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

3.16    Compliance with Laws and Permits. The Company is not in violation of, or in default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under (a) its certificate or articles of incorporation, bylaws or other organizational documents, or (b) any applicable law, rule, regulation, ordinance, order, writ, decree or judgment of any Governmental Authority. The Company has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business and the lawful ownership, use and operation of its assets ("Company Permits"), except for Company Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on the Company. None of the Company Permits will be adversely affected by the consummation of the transactions contemplated hereunder or requires any filing or consent in connection therewith. The Company is in compliance with the terms of its Company Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No investigation or review by any Governmental Authority with respect to the Company is pending or, to the knowledge of the Company, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the knowledge of the Company, no other party to any Material Contract is in material breach of the terms, provisions or conditions of such Material Contract.

3.17    Title to Assets. The Company has Defensible Title to all of its assets. Except for Permitted Encumbrances, the Company has good, marketable, and Defensible Title to its assets. All leases pursuant to which the Company leases any assets are in full force and effect, and the Company has not received any notice of default under any such lease.

3.18         Financial and Commodity Hedging. The Company has no currently outstanding financial hedging positions (including fixed price controls, collars, swaps, caps, hedges or puts).

3.19          Environmental Matters. Based upon claims asserted or notices transmitted by Governmental Authorities or other third parties:

(a)    The Company has conducted its business and operated its assets, and is conducting its business and operating its assets, in material compliance with all Environmental Laws;

(b)    The Company has not been notified by any Governmental Authority or other third party that any of the operations or assets of the Company is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

(c)    Neither the Company nor, to the Company's Knowledge, any Governmental Authority or other third person has filed any notice under any federal, state or local law indicating that (i) the Company is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of the Company or any property formerly owned, leased or operated by the Company;

(d)    The Company has no knowledge of any material contingent liability in connection with (i) the release or threatened release into the environment at, beneath, or on any property now or previously owned, leased or operated by the Company, or (ii) the storage or disposal of any Hazardous Material;

(e)    The Company has not received any claim, complaint, notice, inquiry or request for information from any Governmental Authority or other third person involving any matter which remains unresolved as of the date hereof with respect to any alleged material violation of any Environmental Law or regarding potential liability under any Environmental Law relating to or in connection with operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by the Company;

(f)    All underground storage tanks and solid waste storage, treatment and/or disposal facilities owned or operated by the Company are used and operated in material compliance with Environmental Laws;

(g)    The Company has obtained all material permits, licenses, approvals, and other authorizations that are required with respect to the operation of the Company's properties and assets under the Environmental Laws, and the Company is in material compliance with all terms and conditions of such required permits, licenses, approvals, and authorizations;

(h)    To the Knowledge of the Company and the Seller, there are no polychlorinated biphenyls or asbestos located in, at, on, or under any facility or real property owned, leased or operated by the Company that require removal, decontamination or abatement pursuant to Environmental Laws;

(i)    There are no past or present events, conditions, circumstances, activities, practices, incidents or actions that could reasonably be expected to interfere with or prevent material compliance by the Company with any Environmental Law, or that could reasonably be expected to give rise to any material liability under the Environmental Laws;

(j)    No Lien has been recorded against any property, facility or assets currently owned by the Company under any Environmental Law; and

(k)    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity or require the transfer of any permits, licenses or approvals held by the Company under any Environmental Law, and will not require any notification, disclosure, registration, reporting, filing, investigation or remediation under any Environmental law.

3.20          Taxes.

(a)    The Company has timely filed (taking into account any extensions) all Tax Returns required to be filed by it on or before the date of this Agreement and has timely paid or deposited all Taxes and estimated Taxes which are required to be paid or deposited on or before such date. Each of the Tax Returns filed by the Company is accurate and complete in all material respects and has been completed in all material respects in accordance with applicable laws, regulations and rules. The Company Balance Sheet reflects an adequate reserve for all Taxes for which the Company may be liable for all taxable periods and portions thereof through the date thereof. The Company has not waived any statute of limitations with respect to any Taxes of the Company. No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company, no requests for waivers of the time to assess any such Taxes have been granted or are pending, and there are no Tax Liens upon any assets of the Company (except for liens for ad valorem Taxes not yet delinquent and other Taxes not yet due and payable). There are no current examinations of any Tax Return of the Company being conducted by any Governmental Authority and there are no settlements of any prior examinations which could reasonably be expected to adversely affect any taxable period for which the statute of limitations has not run. The Company is not a party to a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax partnership agreement or similar agreement or arrangement. The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has in all respects timely withheld from employee wages and paid over such taxes to the appropriate Governmental Authority.

   3.21   Governmental Authorizations. The Company holds, and on the Closing Date will hold, all the necessary, regular and valid licenses and authorizations from any Governmental Authority required to own its properties and assets and operate its business, and each such authorization is validly issued and in full force and effect.

3.22   Insurance. The Company has in full force and effect the liability and casualty insurance, errors and omissions insurance. The Company is not in default in any material respect with respect to such insurance policies, and the Company has not failed to give any notice or present any claim under any policies in due and timely fashion.

3.23   Brokers. Other than the shell cost reimbursemet due to TBeck Capital for $200,000, and the consulting fee due to BGLR Consulting Inc. for $100,000, both of which are payable by the Buyer at Closing, neither party has any obligation or liability to pay any fees or commission to any broker, finder, agent or similar Person, with respect to the transactions contemplated by this Agreement.

3.24   Bank Accounts. All bank or other financial institution accounts of the Company are described in Schedule 3.24, and such Schedule also lists all Persons with check writing authority on behalf of the Company.

3.25   Related Party Transactions. Except as disclosed in Schedule 3.25, there are no currently existing business arrangements, other than employment, between the Company and any of Seller, officers, or directors of the Company, or any of their respective Affiliates and there are no continuing obligations owing from the Company to any third Person created by any of Seller, officers, or directors of the Company or any of their Affiliates. None of Seller, officers or directors of the Company, or any of their respective Affiliates owns any material asset, tangible or intangible, which is used in the operation of the business of the Company. At the time of the Closing, the Seller shall have compromised and settled all claims from previous shareholder or investors in the Seller’s or Company’s investors.

3.26   Real Properties.

(a)    Schedule 3.26 lists all real property owned, leased, or occupied by the Company (the "Real Property"), including the legal description of all land, and all encumbrances thereon, and sets forth a description of all plants, buildings, or other structures located thereon. There are now in full force and effect, to the extent legally required, duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are now constituted, and the business activities of the Company thereon are, in all material respects, consistent with and permitted under, and not in default of, applicable zoning ordinances, restrictive covenants, or other restrictions. To the Knowledge of Seller and the Company, there is not:

(i)    any claim of adverse possession or prescriptive rights involving any of the Real Property;

(ii)   any structure located on any Real Property which encroaches on or over the boundaries of neighboring or adjacent properties; or

(iii)   any structure of any other Person which encroaches on or over the boundaries of any of such Real Property.

To the knowledge of Seller and the Company, no public improvements have been commenced and none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Real Property. To the Knowledge of Seller and the Company, there are no:

(i)            proposed increases in assessed valuations of any Real Property;

(ii)           orders requiring repair, alteration or correction of any existing condition affecting any Real Property or the systems or improvements thereto;

(iii)          conditions or defects which could give rise to an order of the sort referred to in clause (ii) above;

(iv)          pending or proposed modifications of zoning or similar laws affecting the Real Property; or

(v)   structural, mechanical, or other defects of material significance affecting any of the Real Property.

(b)    No Condemnation or Expropriation. Neither the whole nor any portion of the Real Property is subject to any order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor, nor to the Knowledge of Seller and the Company has any such condemnation, expropriation or taking been proposed.

(c)    Utilities. All utilities, including telephone, sewer and water, electricity and gas necessary for the use of the Real Property, as currently used by the Company, are available, connected and operational.

3.27          Prospects; Outstanding Commitments; Customers and Suppliers.

(a)    Seller and the Company have no Knowledge of, nor have any of them been informed of, any existing or anticipated changes in the policies of the customers, suppliers or others with whom the Company transacts business that could affect the availability of materials, or supplies, in any material respect, or of any legislation or regulation, that will have a Material Adverse Effect on the Company. As of the date of this Agreement, Seller and the Company have no Knowledge of any proposed or contemplated changes in the employment status of any members of management or key employees of the Company.

(b)    All outstanding commitments of the Company for the delivery of goods or the performance of services were made on an arms’ length basis, and to the Knowledge of Seller and the Company there are no facts or circumstances that could have a Material Adverse Effect with respect thereto.

3.28    Minute Books. The minute books of the Company, as previously made available to Buyer, contain complete and accurate records of all meetings and accurately reflect all other corporate action of the shareholders and board of directors of the Company. The stock certificate books and stock transfer ledgers of the Company are true and complete.

3.29    Absence of Certain Business Practices. Neither the Company nor any officer, employee or agent of the Company has, directly or indirectly, within the past five years, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other Person who is or may be in a position to help or hinder the business of the Company (or to assist the Company in connection with any actual or proposed transaction) which (i) might subject the Company to any damage or penalty in any civil, criminal, or governmental litigation or proceeding, (ii) if not given in the past, might have had a Material Adverse Effect on the assets, business, or operations of the Company as reflected in the Financial Statements, or (iii) if not continued in the future, might materially adversely effect the assets, business operations or prospects of the Company or which might subject the Company to suit or penalty in a private or governmental litigation or proceeding.

3.30    Completeness of Disclosure. No statement of material fact by Seller or the Company contained in this Agreement and no written statement of material fact furnished or to be furnished by Seller or the Company to Buyer pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.

Disclosure of any fact in any provision of this Agreement or in any Schedule to which reference is made herein shall constitute disclosure thereof for the purposes of all other provisions and Schedules.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Companies and Seller as follows:

4.1    Organization; Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under laws of the State of Delaware and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually or in the aggregate) would not have, or would not reasonably be likely to have, a Material Adverse Effect on Buyer. Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

4.2    Authorization; Enforceability. Buyer has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Seller, and constitutes a valid and binding agreement of the Buyer.

4.3    Absence of Conflicting Agreements. Neither the execution, delivery, or performance of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby does or will, after the giving of notice, or the lapse of time or both, or otherwise:

(a)    subject to receipt of any necessary third party consents, conflict with, result in a breach of, constitute a default, or give rise to a right of termination under the Buyer Charter Documents, any federal, state, or local law, statute, ordinance, rule, or regulation applicable to Buyer, or any court or administrative order or process, or any contract, agreement, arrangement, commitment, or plan to which Buyer is a party or by Buyer is bound;

(b)    result in the creation of any Lien upon the assets, business, and properties of Buyer;

(c)    subject to receipt of any necessary third party consents, terminate, amend, or modify, or give any party the right to terminate, amend, modify, abandon, or refuse to perform any contract, agreement, arrangement, commitment, or plan to which Buyer is a party or by which it is bound;

(d)    accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any contract, agreement, arrangement, commitment, or plan to which Buyer is a party or by which it is bound; or

(e)    to the Knowledge of Buyer, require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or public agency or other authority.

4.4    Absence of Material Adverse Effect. Since the Buyer Balance Sheet Date, there has been no Material Adverse Effect on the business, assets, operations or condition, financial or otherwise, of Buyer.

4.4    No Default. Buyer is not in default, breach or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Buyer Charter Documents; (ii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Buyer is now a party or by which Buyer or any of its properties, business or assets is bound; or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, except in the case of clauses (ii) and (iii) for defaults or violations which in the aggregate would not have a Material Adverse Effect on Buyer.

4.5    No Undisclosed Liabilities. Buyer has no debt, liability or obligation of any kind, whether accrued, absolute, contingent, inchoate, determined, determinable or otherwise (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Buyer giving rise to any such debt, liability or obligation), except for (i) liabilities or obligations which, individually or in the aggregate would not have a Material Adverse Effect on Buyer; (ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby; or (iii) liabilities or obligations disclosed or provided for in the Buyer Balance Sheet.

4.6    No Litigation. There is no suit, action, proceeding or investigation presently pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect on Buyer or prevent, hinder or materially delay the ability of Buyer to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any governmental authority or arbitrator outstanding against Buyer or any of its subsidiaries which has had, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

4.7    Financing. Buyer has or will have at closing sufficient funds available to perform all of its other obligations under this Agreement.

4.8    Completeness of Disclosure. No statement of material fact by Buyer contained in this Agreement and no written statement of material fact furnished or to be furnished by Buyer to Seller pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.

4.9    Capital Structure.

(a)    As of the date hereof, the authorized capital stock of the Buyer consists of 50,000,000 shares of common stock, .001 par value. As of the Closing, 1,053,295 shares of common stock were issued and outstanding. Schedule 4.9 is the shareholder list of Buyer at the time of Closing. No shares of common stock were held by the Buyer in its treasury. The Buyer has no outstanding stock options, stock appreciation rights, phantom units, profit participation or similar rights with respect to the Buyer. No shares of capital stock or other equity or voting securities of the Buyer are reserved for issuance or are outstanding. All of the issued and outstanding shares of capital stock of the Buyer are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive rights or in violation of state or federal securities laws, and there are no preemptive rights with respect thereto. No capital stock has been issued by the Buyer since the Buyer Balance Sheet Date. Except as set forth above, as of the date hereof there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements, or undertakings of any kind to which the Buyer is a party, or by which it is bound, obligating the Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, the Buyer or obligating the Buyer to issue, grant, extend, or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement, or undertaking. There are not as of the date of this Agreement and there will not be at the Closing Date any shareholder agreements, voting trusts or other agreements or understandings to which the Buyer is a party or by which it is bound relating to the voting of any shares of the capital stock of the Buyer.

(b)    The shares of capital stock of the Buyer constitute all of the issued and outstanding shares of capital stock or other ownership interests of the Buyer. Except for the purchase and sale of the Buyer Common Stock pursuant to this Agreement, there are no outstanding claims, options, or other rights of any Person to purchase from Buyer, and no contracts or commitments providing for the granting of rights to acquire, any of the Buyer Common Stock. There are no claims pending or, to the Knowledge of Buyer, threatened, against the Buyer that concern or affect title to the Buyer Common Stock, or that seek to compel the issuance of capital stock or other securities of the Buyer.

(c)    There are no outstanding obligations in connection with the redemption by the Buyer of any of the previously issued and outstanding shares of capital stock of the Buyer.

4.10.        Environmental Matters. Based upon claims asserted or notices transmitted by Governmental Authorities or other third parties:

(a)    The Buyer has conducted its business and operated its assets, and is conducting its business and operating its assets, in material compliance with all Environmental Laws;

(b)    The Buyer has not been notified by any Governmental Authority or other third party that any of the operations or assets of the Buyer is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

(c)    Neither the Buyer nor, to the Company's Knowledge, any Governmental Authority or other third person has filed any notice under any federal, state or local law indicating that (i) the Buyer is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of the Buyer or any property formerly owned, leased or operated by the Buyer;

(d)    The Buyer has no knowledge of any material contingent liability in connection with (i) the release or threatened release into the environment at, beneath, or on any property now or previously owned, leased or operated by the Buyer, or (ii) the storage or disposal of any Hazardous Material;

(e)    The Buyer has not received any claim, complaint, notice, inquiry or request for information from any Governmental Authority or other third person involving any matter which remains unresolved as of the date hereof with respect to any alleged material violation of any Environmental Law or regarding potential liability under any Environmental Law relating to or in connection with operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by the Buyer;

(f)    All underground storage tanks and solid waste storage, treatment and/or disposal facilities owned or operated by the Buyer are used and operated in material compliance with Environmental Laws;

(g)   The Buyer has obtained all material permits, licenses, approvals, and other authorizations that are required with respect to the operation of the Company's properties and assets under the Environmental Laws, and the Buyer is in material compliance with all terms and conditions of such required permits, licenses, approvals, and authorizations;

(h)    To the Knowledge of the Buyer, there are no polychlorinated biphenyls or asbestos located in, at, on, or under any facility or real property owned, leased or operated by the Company that require removal, decontamination or abatement pursuant to Environmental Laws;

(i)    There are no past or present events, conditions, circumstances, activities, practices, incidents or actions that could reasonably be expected to interfere with or prevent material compliance by the Buyer with any Environmental Law, or that could reasonably be expected to give rise to any material liability under the Environmental Laws;

(j)    No Lien has been recorded against any property, facility or assets currently owned by the Buyer under any Environmental Law; and

(k)    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity or require the transfer of any permits, licenses or approvals held by the Buyer under any Environmental Law, and will not require any notification, disclosure, registration, reporting, filing, investigation or remediation under any Environmental law.

4.11.        SEC Filings. The Buyer warrants that it is a non-reporting public company, in that it has never been required to file disclosure documents with the United States Securities and Exchange Commission (“SEC”). To the extent that Buyer has filed any documents with the SEC, such documents are listed on Schedule 4.11 and have been provided to Seller and the Company prior to Closing.

4.12.        Pink Sheets. Buyer warrants that it is listed and trading on the Pink Sheets under the ticker SAGR as of the Closing Date. For purposes of being listed on the Pink Sheets, the Buyer’s market maker is Knight Securities and Lampost Capital.

4.13.        Taxes. The Buyer has timely filed (taking into account any extensions) all Tax Returns required to be filed by it on or before the date of this Agreement and has timely paid or deposited all Taxes and estimated Taxes which are required to be paid or deposited on or before such date. Each of the Tax Returns filed by the Buyer is accurate and complete in all material respects and has been completed in all material respects in accordance with applicable laws, regulations and rules. The Buyer Balance Sheet reflects an adequate reserve for all Taxes for which the Buyer may be liable for all taxable periods and portions thereof through the date thereof. The Buyer has not waived any statute of limitations with respect to any Taxes of the Buyer. No material deficiencies for any Taxes have been proposed, asserted or assessed against the Buyer, no requests for waivers of the time to assess any such Taxes have been granted or are pending, and there are no Tax Liens upon any assets of the Buyer (except for liens for ad valorem Taxes not yet delinquent and other Taxes not yet due and payable). There are no current examinations of any Tax Return of the Buyer being conducted by any Governmental Authority and there are no settlements of any prior examinations which could reasonably be expected to adversely affect any taxable period for which the statute of limitations has not run. The Buyer is not a party to a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax partnership agreement or similar agreement or arrangement. The Buyer has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has in all respects timely withheld from employee wages and paid over such taxes to the appropriate Governmental Authority.

ARTICLE 5
COVENANTS RELATING TO CONDUCT OF BUSINESS
AND ADDITIONAL AGREEMENTS

5.1    Conduct of Business of each Company.

(a)    Ordinary Course. During the period from the date of this Agreement to the Closing Date (except as otherwise specifically contemplated by the terms of this Agreement), each Company shall, and Seller shall cause each Company to, carry on its businesses in the usual, regular, and ordinary course in substantially the same manner as conducted at the date hereof, and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with Blue Fire Ethanol Inc., customers, suppliers, licensors, licensees, distributors, and others having business dealings with the Company, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Closing Date. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, prior to the Closing Date the Companies will not, and Seller will not, without the prior written consent of Buyer, permit or allow the Companies to:

(i)    (A) declare, set aside, or pay any dividends on, or make any other distributions (other than distributions to the Seller for amounts not exceeding their respective income tax liabilities) in respect of, any of its capital stock, (B) split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem, or otherwise acquire any shares of capital stock of each Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii)    issue, deliver, sell, pledge, dispose of, or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock;

(iii)   amend the Company Charter Document;

(iv)   acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company, or other entity or division thereof, or (B) any assets that would be material, individually or in the aggregate, to each Company, except purchases of supplies and inventory in the ordinary course of business consistent with past practice;

(v)    sell, lease, mortgage, pledge, grant a Lien on, or otherwise encumber or dispose of any of its properties or assets, except (A) in the ordinary course of business consistent with past practice or (B) other transactions involving not in excess of $20,000.00 in the aggregate;

(vi)    (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of each Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (1) working capital borrowings under revolving credit facilities incurred in the ordinary course of business, and (2) indebtedness incurred to refund, refinance, or replace indebtedness for borrowed money outstanding on the date hereof, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than employees of each Company in the ordinary course of business consistent with past practice;

(vii)   make or incur capital expenditures in the aggregate in excess of $20,000;

(viii)          make any material election relating to Taxes or settle or compromise any material Tax liability;

(ix)    pay, discharge, or satisfy any claims, liabilities, or obligations (accrued, asserted or unasserted, contingent, or otherwise), other than the payment, discharge, or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities reflected or reserved against in, or contemplated by, each Company Balance Sheet;

(x)    waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which each Company is a party;

(xi)    adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization, or reorganization;

(xii)    change any accounting principle used by it;

(xiii)   settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the amount paid in settlement or compromise does not exceed $10,000.00;

(xiv)   (A) enter into any new, or amend any existing, severance agreement or arrangement, deferred compensation arrangement or employment agreement with any officer, director, or employee, except that, each Company may hire additional employees to the extent deemed by its management to be in the best interests of the relevant Company; provided, that the Company may not enter into any employment or severance agreement or any deferred compensation arrangement with any such additional employees; (B) adopt any new incentive, retirement or welfare benefit arrangements, plans or programs for the benefit of current, former or retired employees or amend any existing Company benefit plan (other than amendments required by law); (C) grant any increases in employee compensation, other than in the ordinary course or pursuant to promotions, in each case consistent with past practice (which shall include normal individual periodic performance reviews and related compensation and benefit increases and bonus payments consistent with past practices); or (D) grant any stock options or stock awards; or

(xv)    authorize any of, or commit or agree to take any of, the foregoing actions.

(b)    Other Actions. During the period from the date of this Agreement to the Closing Date, neither the Companies nor the Seller shall take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Companies and Seller set forth in this Agreement becoming untrue in any material respect.

5.2    Access to Information.

(a)    Subject to the terms of the Confidentiality Agreement and Section 5.2(b), during the period from the date hereof to the Closing Date:

(i)    The Companies and Seller shall, and shall cause each of their respective officers, employees, counsel, financial advisors and other representatives to, afford to Buyer, and to Buyer's accountants, counsel, financial advisors and other representatives, reasonable access to each Company's properties, books, contracts, commitments and records for the purpose of conducting such inspections, evaluations and assessments, as Buyer deems appropriate, and, during such period, each Company and Seller shall, and shall cause each of their respective officers, employees, counsel, financial advisors and other representatives to, furnish promptly to Buyer, all other information concerning its business, properties, financial condition, operations and personnel as Buyer may from time to time reasonably request so as to afford Buyer a reasonable opportunity to make at its sole cost and expense such review, examination and investigation of the relevant Company as Buyer may reasonably desire to make. The Company and Seller agree to advise Buyer of all material developments with respect to the Company and its assets and liabilities.

(ii)    The Companies and Seller shall notify Buyer promptly of any notices from or investigations by governmental authority relating to the relevant Company's business or assets or the consummation of the Purchase. Buyer shall notify the Companies and Seller promptly of any notices from or investigations by governmental authority that could materially affect Buyer's consummation of the Purchase.

(b)   Except as required by law, each of the Companies, Seller, and Buyer shall, and shall cause their respective directors, officers, employees, accountants, counsel, financial advisors, and representatives and affiliates to: (i) hold in confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, all nonpublic information concerning the other party furnished in connection with the transactions contemplated by this Agreement until such time as such information becomes publicly available (otherwise than through the wrongful act of such Person), (ii) not release or disclose such information to any other Person, except in connection with this Agreement to its auditors, attorneys, financial advisors, other consultants and advisors, and (iii) not use such information for any competitive or other purpose other than with respect to its consideration and evaluation of the transactions contemplated by this Agreement. Any investigation by any party of the assets and business of the other party and its subsidiaries shall not affect any representations and warranties hereunder, any conditions to the obligations of either party or either party's right to terminate this Agreement as provided in Article 7.

(c)    In the event of the termination of this Agreement, each party promptly will deliver to the other party (and destroy all electronic data reflecting the same) all documents, work papers and other material (and any reproductions or extracts thereof and any notes or summaries thereto) obtained by such party or on its behalf from such other party or its subsidiaries as a result of this Agreement or in connection therewith so obtained before or after the execution hereof.

5.3    Reasonable Efforts; Notification.

(a)    Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise provided in this Section 5.3, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Purchase, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from governmental authority and the making of all necessary registrations and filings (including filings with Blue Fire Ethanol, Inc.) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that neither the Companies nor Buyer shall be under any obligation to take any action to the extent that the Board of Directors of such party shall conclude in good faith, after consultation with and based upon the written advice of their respective outside legal counsel (which advice in each case need not constitute an opinion), that such action would cause a breach of that Board of Directors' fiduciary obligations under applicable law.

(b)    Notification. The Companies and Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, when (i) any representation or warranty made by either under the terms of this Agreement becomes untrue or inaccurate in any material respect or (ii) Seller, Companies or Buyer, as the case may be, fails to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

5.4    Fees and Expenses. Except as provided in Section 8.2, all fees and expenses incurred in connection with the Purchase, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Purchase is consummated.

5.5    Public Announcements. The Company and Seller, on the one hand, and Buyer, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except that each party may respond to questions from shareholders or holders of ownership interests in either the Companies or the Buyer.

5.6    Agreement to Defend. In the event any claim, action, suit, investigation, or other proceeding by any governmental authority or other person or other legal administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

ARTICLE 6
CONDITIONS PRECEDENT

6.1    Conditions to Each Party's Obligation to Effect the Purchase. The respective obligations of each party to effect the Purchase are subject to the satisfaction of the requirement that the parties shall have arranged for the filing of all authorizations, consents, orders or approvals of, or declarations or filings with, or terminations or expirations of waiting periods imposed by, any governmental authority necessary for the consummation of the transactions contemplated by this Agreement.

6.2    Conditions to Obligations of Buyer. The obligations of Buyer to effect the Purchase are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Buyer:

(a)    Obligations. The Companies and Seller shall have performed in all material respects all obligations to be performed by them under this Agreement at or prior to the Closing Date.

(b)    Representations and Warranties. All of the representations and warranties of each Company and Seller contained in this Agreement (considered collectively) and each of the representations and warranties of each Company and Seller contained in this Agreement (considered individually) shall be true and correct in all material respects (disregarding for these purposes any exceptions or supplemental disclosures contained in the certificates delivered to Buyer pursuant to Section 2.5(a) and disregarding any materiality qualifications contained therein) as of the date of this Agreement and as of the Closing Date as if made on and as of such date; provided, that such representations and warranties that are by their express provisions made as of a specific date need be true and correct only as of such specific date.

(c)    Third Party Consents. All required authorizations, consents or approvals of any third party, including BlueFire Ethanol Inc. approval, the failure of which to obtain would have a Material Adverse Effect on Buyer, assuming the Purchase had taken place, shall have been obtained.

(d)    Material Adverse Change. There shall not have occurred a Material Adverse Change to the Companies or Seller.

(e)    Absence of Proceedings. No claim, suit, action, or other proceeding shall be pending or threatened before or by any court, governmental authority, arbitrator or other Person against any of the parties to this Agreement (i) with respect to the transactions contemplated by this Agreement with the object of challenging or preventing the Closing, and no other proceedings shall be pending with such object or to collect damages from Buyer on account thereof, (ii) which would materially and adversely affect the Company Shares or the assets, property, operations, result of operations, financial condition, or prospects of the Company, and (iii) there shall not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Consideration payable for the Company Shares. Without limiting the generality of the foregoing, no suit, action or other proceeding shall be pending before any court or governmental authority in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated hereby.

(f)    Deliveries at Closing. Seller shall have delivered, or caused to be delivered, to Buyer, the documents, properly executed and dated as of the Closing Date, required by Section 2.5(a).

(g)    Additional Documents. Buyer shall have been furnished with such certificates, documents and opinions as they may reasonably request.

6.3    Condition to Obligations of the Company and Seller. The obligations of the Seller to effect the Purchase is subject to satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Seller:

(a)    Obligations. Buyer shall have performed in all material respects all obligations to be performed by it under this Agreement at or prior to the Closing Date.

(b)    Representations and Warranties. All of the representations and warranties of Buyer contained in this Agreement (considered collectively) and each of the representations and warranties of Buyer contained in this Agreement (considered individually) shall be true and correct in all material respects (disregarding for these purposes any materiality qualifications contained therein) as of the date of this Agreement and as of the Closing Date as if made on and as of such date; provided, that such representations and warranties that are by their express provisions made as of a specific date need be true and correct only as of such specific date.

(c)    Material Adverse Change. There shall not have occurred a Material Adverse Change to Buyer.

(d)    Absence of Proceedings. No claim, suit, action or other proceeding shall be pending or threatened before or by any court, governmental authority, arbitrator or other Person against any of the parties to this Agreement with respect to the transactions contemplated by this Agreement with the object of challenging or preventing the Closing, and no other proceedings shall be pending with such object or to collect damages from Seller on account thereof.

(e)    Deliveries at Closing. Buyer shall have delivered, or caused to be delivered, to Seller, the documents, properly executed and dated as of the Closing Date, required by Section 2.5(b).

(f)    Seller shall have been furnished with such certificates, documents and opinions as it may reasonably request.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

7.1    Termination. This Agreement may, by written notice given prior to the Closing, be terminated at any time:

(a)    by mutual written consent of Seller and Buyer;

(b)    without liability on the part of any party hereto (unless occasioned by reason of failure of one of the parties hereto to perform its obligations or a default of its representations and warranties hereunder), by either Buyer or Seller, if the transactions contemplated hereby are not consummated on or before the Closing Date;

(c)    by Buyer, if Seller or the Company materially breach or default in the performance of any of their representations, warranties, covenants, or obligations hereunder, and either (i) such breach or default in performance shall not have been cured or waived within thirty (30) days after written notice thereof from Buyer to Seller; or (ii) Seller shall not have provided reasonable assurance satisfactory to Buyer that such breach or default will be cured on or before the Closing Date;

(d)    by Seller, if Buyer shall materially breach or default in performance of any of its representations, warranties, covenants, or obligations hereunder, and either (i) such breach or default in performance shall not have been cured or waived within thirty (30) days after notice thereof from Seller to Buyer; or (ii) Buyer shall not have provided reasonable assurance satisfactory to Seller that such breach or default will be cured on or before the Closing Date;

(e)    by Buyer, if any of the conditions set forth in Section 6.1 or Section 6.2 shall not have been fulfilled by the Closing Date in any material respect or if satisfaction of such condition is or becomes impossible (unless the failure to fulfill such conditions results primarily from Buyer’s breach of any representation or warranty or failing to perform any covenant or agreement contained in this Agreement) and Buyer has not waived such condition on or prior to the Closing;

(f)    by Seller, if any of the conditions set forth in Section 6.1 or Section 6.3 shall not have been fulfilled by the Closing Date in any material respect or if satisfaction of such condition is or becomes impossible (unless the failure to fulfill such conditions results primarily from the breach by the Company or Seller themselves of any representation or warranty or failing to perform any covenant or agreement contained in this Agreement) and Seller have not waived such condition on or prior to the Closing.

7.2    Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.4 or an extension or waiver pursuant to Section 7.5 shall, in order to be effective, require action by its governing body, or the duly authorized designee of that governing body, of Seller, Buyer and the Company.

7.3    Effect of Termination. In the event of termination of this Agreement by either Seller or Buyer as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of Seller, the Company or Buyer, or any director, officer, employee, or shareholder thereof, other than the provisions of Article 11; provided, however, that any such termination shall not limit or relieve a party's liability or obligation for damages suffered by the other party hereto as a result of such party's breach of any representation, warranty or covenant in this Agreement.

7.4    Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties.

7.5    Extension; Waiver. At any time on or prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or the other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision or breach of this Agreement, whether or not similar, unless otherwise expressly provided. The failure of any party to this Agreement to assert any of his or its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE 8
NO NEGOTIATION

Provided that Buyer is not in default hereunder, from the date of this Agreement until the earlier date of the Closing or the termination of this Agreement pursuant to Section 7.1, Seller will not, and will cause the Company and its officers, directors, employees, agents, Affiliates and other representatives not to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or all or substantially all of the assets of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

ARTICLE 9
INDEMNIFICATION

9.1    Indemnification of Buyer. Seller agrees, jointly and severally, to defend, indemnify, and hold harmless Buyer, and their respective successors and assigns (individually a "Buyer Indemnitee," and collectively the "Buyer Indemnitees") from, against, and in respect of the following:

(a)    any and all losses, damages, deficiencies or liabilities caused by, resulting or arising from, or otherwise relating to: (i) any breach of the representations and warranties of Seller or the Companies contained in this Agreement or in any instrument, certificate or affidavit delivered by or on behalf of Seller or the Companies at the Closing in accordance with this Agreement; or (ii) any failure by either Seller or the Companies to perform or otherwise fulfill or comply with (X) if this Agreement shall have been terminated, any covenant, undertaking, agreement or obligation to be performed, fulfilled or complied with by Seller or the Companies prior to or in connection with the Closing or (Y) if the Closing shall occur, any covenant, undertaking or other agreement or obligation of Seller under this Agreement to be performed, fulfilled or otherwise complied with by Seller after the Closing. Without limiting the foregoing in any manner, Seller shall indemnify Buyer from any and all claims made by the previous shareholders or investors in the Company or any predecessor company of which the Seller was in control of day to day operations; and

(b)    subject to the provision of Article 10, any Taxes (i) imposed on the Company, with respect to any taxable period, or portion thereof, ending on or before the Closing Date, or, (ii) imposed with respect to the ownership, use or operation of, including income and revenues from, the Company Shares and the Company’s assets on or before the date of this Agreement.

(c)    any Labor Claims asserted against the Company, with respect to periods prior to the Closing Date.

(d)    any and all actions, suits, proceedings, claims, liabilities, demands, assessments, judgments, interest, penalties, costs and expenses, including reasonable attorneys' fees, incurred by the Buyer Indemnities in connection with investigating, defending, settling or prosecuting any action, suit, proceeding or claim against Buyer hereunder, incident to any of the items referred to in this Section 9.1; provided, that, if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any Buyer Indemnitee in respect of which such Buyer Indemnitee proposes to demand indemnification, such Buyer Indemnitee shall notify Seller thereof within a reasonable period of time after assertion thereof, and such notice shall include copies of all suit, service and claim documents and all other relevant documents in the possession of the Buyer Indemnities and an explanation of the Buyer Indemnities contentions and defenses with as much specificity and particularity as the circumstances permit; provided, further, that the failure of the Buyer Indemnities to give such notice or provide such documentation shall not relieve Seller of their obligations under this Section 9.1, if Seller shall not have been prejudiced thereby (and then solely to the extent thereof). Subject to rights of or duties to any insurer or other third Person having liability therefore, Seller shall have the right within ten (10) days after receipt of such notice to assume in writing the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand, or assessment, including, at their own expense, employment of counsel; provided further, however, that, if Seller shall have exercised their right to assume such control, the Buyer Indemnities may, in its sole discretion and at its sole expense, employ counsel to represent it (in addition to counsel employed by Seller) in any such matter, and in such event counsel selected by Seller shall be required to cooperate with such counsel of the Buyer Indemnitee in such defense, compromise or settlement for the purpose of informing and sharing information with such Buyer Indemnitee. So long as Seller are defending in good faith any such claim or demand asserted by a third Person against the Buyer Indemnitee, the Buyer Indemnitee shall not settle or compromise such claim or demand. If Seller has assumed the defense of any such claim or demand, then they shall not consent to the entry of judgment or enter into any settlement without the prior written consent of the Buyer Indemnitee, which consent shall not be unreasonably withheld. The Buyer Indemnitee shall make available to Seller or their agents all records and other materials in the Buyer Indemnitee's possession reasonably required by them for their use in contesting any third party claim or demand.

9.2    Indemnification of Seller. Buyer agrees to defend, indemnify and hold harmless Seller and the Company, and their respective successors and assigns (individually a "Seller Indemnitee," and collectively the "Seller Indemnitees") from, against and in respect of the following:

(a)    any and all losses, damages, deficiencies or liabilities caused by, resulting or arising from or otherwise relating to (i) any breach of the representations and warranties of Buyer contained in this Agreement or in any instrument, certificate or affidavit delivered by or on behalf of Buyer at the Closing in accordance with this Agreement; (ii) any failure by Buyer to perform or otherwise fulfill or comply with: (X) if this Agreement shall have been terminated, Section 5.3 or any other covenant, undertaking, agreement or obligation to be performed, fulfilled or complied with by Buyer prior to or in connection with the Closing; or (Y) if the Closing shall occur, any covenant, undertaking or other agreement or obligation hereunder to be performed, fulfilled or otherwise complied with by Buyer after the Closing or (iii) any obligation or liability with respect to the operation of the Company by Buyer after the Closing;

(b)    any and all actions, suits, proceedings, claims, liabilities, demands, assessments, judgments, interest, penalties, costs and expenses, including reasonable attorneys' fees, incurred by the Seller Indemnities in connection with investigating, defending, settling or prosecuting any action, suit, proceeding or claim against any Seller Indemnitee hereunder, incident to any of the items referred to in Section 9.2(a); provided, that, if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any Seller Indemnitee in respect of which such Seller Indemnitee proposes to demand indemnification, such Seller Indemnitee shall notify Buyer thereof within a reasonable period of time after assertion thereof, and such notice shall include copies of all suit, service and claim documents, all other relevant documents in the possession of the Seller Indemnitee and an explanation of the Seller Indemnitee's contentions and defenses with as much specificity and particularity as the circumstances permit; provided, further, that the failure of the Seller Indemnitee to give such notice or provide such documentation shall not relieve Buyer of its obligations under this Section 9.2 if Buyer shall not have been prejudiced thereby (and then solely to the extent thereof). Subject to rights of or duties to any insurer or other third Person having liability therefore, Buyer shall have the right within ten (10) days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand, or assessment, including, at its own expense, employment of counsel; provided, that, if Buyer shall have exercised its right to assume such control, the Seller Indemnitee may, in its sole discretion and at its sole expense, employ counsel to represent it (in addition to counsel employed by Buyer) in any such matter, and in such event counsel selected by Buyer shall be required to cooperate with such counsel of the Seller Indemnitee in such defense, compromise or settlement for the purpose of informing and sharing information with such Seller Indemnitee. So long as Buyer is defending in good faith any such claims or demands asserted by a third Person against the Seller Indemnitee, the Seller Indemnitee shall not settle or compromise such claim or demand. If Buyer has assumed the defense of any such claim or demand, then it shall not consent to the entry of judgment or enter into any settlement without the prior written consent of the Seller Indemnitee (which consent shall not be unreasonably withheld). The Seller Indemnitee shall make available to Buyer or its agents all records and other materials in the Seller Indemnitee's possession reasonably required by it for its use in contesting any third party claim or demand.

9.3    Indemnification of Seller and Buyer by TBeck Capital, Inc. (“TBeck”). TBeck agrees to defend, indemnify and hold harmless Seller, the Buyer, and their respective successors and assigns (individually a "TBeck Indemnitee," and collectively the "TBeck Indemnitees") from, against and in respect of the following:

(a)    any and all losses, damages, deficiencies or liabilities caused by, related to or arising from liabilities incurred by prior to Closing or breach of warranties by Buyer at Closing;

(b)    any and all actions, suits, proceedings, claims, liabilities, demands, assessments, judgments, interest, penalties, costs and expenses, including reasonable attorneys' fees, incurred by the TBeck Indemnities in connection with investigating, defending, settling or prosecuting any action, suit, proceeding or claim against any TBeck Indemnitee hereunder, incident to any of the items referred to in Section 9.3(a); provided, that, if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any TBeck Indemnitee in respect of which such TBeck Indemnitee proposes to demand indemnification, such TBeck Indemnitee shall notify Buyer thereof within a reasonable period of time after assertion thereof, and such notice shall include copies of all suit, service and claim documents, all other relevant documents in the possession of the TBeck Indemnitee and an explanation of the TBeck Indemnitee's contentions and defenses with as much specificity and particularity as the circumstances permit; provided, further, that the failure of the TBeck Indemnitee to give such notice or provide such documentation shall not relieve Buyer of its obligations under this Section 9.3 if Buyer shall not have been prejudiced thereby (and then solely to the extent thereof). Subject to rights of or duties to any insurer or other third Person having liability therefore, Buyer shall have the right within ten (10) days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand, or assessment, including, at its own expense, employment of counsel; provided, that, if Buyer shall have exercised its right to assume such control, the TBeck Indemnitee may, in its sole discretion and at its sole expense, employ counsel to represent it (in addition to counsel employed by Buyer) in any such matter, and in such event counsel selected by Buyer shall be required to cooperate with such counsel of the TBeck Indemnitee in such defense, compromise or settlement for the purpose of informing and sharing information with such TBeck Indemnitee. So long as Buyer is defending in good faith any such claims or demands asserted by a third Person against the TBeck Indemnitee, the TBeck Indemnitee shall not settle or compromise such claim or demand. If Buyer has assumed the defense of any such claim or demand, then it shall not consent to the entry of judgment or enter into any settlement without the prior written consent of the TBeck Indemnitee (which consent shall not be unreasonably withheld). The TBeck Indemnitee shall make available to Buyer or its agents all records and other materials in the TBeck Indemnitee's possession reasonably required by it for its use in contesting any third party claim or demand.

9.4    Remedies; Specific Performance.

(a)    The indemnification provisions of this Article 9 are in addition to, and not in lieu or in derogation of, any other rights or remedies any party may have at law or in equity for a breach of any representations, warranties or covenants contained in this Agreement.

(b)    Each of the parties to this Agreement acknowledges and agrees that Buyer would be damaged irreparably if any of the covenants of Seller or the Company under this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the covenants set forth in this Agreement by Seller and to enforce specifically this Agreement and the terms and provisions hereof in any competent court having jurisdiction over the parties, in addition to any other remedy to which it may be entitled, at law or in equity.

(c)    Notwithstanding any provision of this Agreement to the contrary, Buyer's and Seller' sole remedy for any breach of any of the provisions of Article 3 or 4 shall be to exercise their rights under this Article 9, which shall be subject to the procedures and limitations set forth in this Article 9, excluding however, any cause of action for specific performance.

9.5    Survival. Notwithstanding any other provision to the contrary in this Agreement, this Article 9 shall survive termination of this Agreement.

ARTICLE 10
TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Buyer, on the one hand, and Seller and the Company, on the other hand, for certain Tax matters following the Closing Date:

10.1         Tax Periods Ending on or Before the Closing Date. The Company shall prepare or cause to be prepared and file or cause to be filed all tax returns, reports and other informational statements and documentation for the Company for all periods ending on or prior to the Closing Date, which are required to be filed on, before or after the Closing Date. Seller shall permit Buyer (with respect to Tax Returns filed after the date hereof and before the Closing Date) or Buyer and the Company shall permit Seller (with respect to Tax Returns filed after the Closing Date) to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Company shall pay or cause to be paid any Taxes owed by the Company for all periods ending on or before the Closing Date, whether or not such Taxes are shown as owed on the appropriate Tax Returns.

10.2        Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. Buyer shall permit Seller to review and comment on each such Tax Return.

 10.3    Cooperation on Tax Matters.

(a)   Buyer, the Company, and Seller shall reasonably cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article 10 and any audit, litigation or other proceeding with respect to Taxes for which the other party shall have liability therefore under this Agreement. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company shall retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority.

(b)   Buyer, the Company and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(c)   Buyer, the Company and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to tax laws of the United States or any other jurisdiction.

10.4    Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes incurred in connection with this Agreement shall be paid by Seller when due, and Seller will, at their own expense, file all necessary Tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will join in the execution of any such Tax Returns and other documentation.

ARTICLE 11
GENERAL PROVISIONS

11.1    Survival of Representations and Warranties. All of the representations and warranties of the parties hereto contained in this Agreement shall survive the Closing and shall continue in full force and effect. Any claims with respect to the foregoing sentence under Section 9.1 and Section 9.2 must be asserted in writing with reasonable particularity by the party making such claims.

11.2    Survival of Covenants and Agreements. The respective covenants and agreements of the parties contained in this Agreement shall survive the Closing. Any claims as to a breach of a covenant or agreement under Article 9 or Article 10 must be asserted in writing with reasonable particularity by the party making such claim.

11.3    Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The words "hereof', "herein" and "hereunder" and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

11.4    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

11.5    Entire Agreement; No Third-Party Beneficiaries. The Confidentiality Agreement and this Agreement (including the Exhibits and Schedules hereto and the documents and instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any Person other than the parties any rights or remedies hereunder.

11.6    Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Nevada.

11.7    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Buyer may assign its rights to purchase the Company Shares, but not any of its obligations under this Agreement, to one of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

11.8    Submission to Jurisdiction. Each party hereto hereby agrees that any suit, action or proceeding with respect to this Agreement may be brought in the courts of the State of Florida; and each party hereto hereby irrevocably submits to the jurisdiction of such courts and all appellate courts thereof for the purpose of any such suit, action, proceeding or judgment.

  11.9    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS,
THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.10          Performance by Companies. Seller hereby agrees to cause the Companies to comply with its obligations under this Agreement.

11.11         Severability. If any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

11.12        Notices. All notices, requests, demands, claims and other communications required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery (effective upon delivery), (b) facsimile (effective on the next day after transmission), or (c) recognized overnight delivery service (effective on the next day after delivery to the service), in each case addressed to the intended recipient as set forth below:

If to Buyer:

                    Sucre Agricultural, Inc.
                    1340 South Main St, Ste. 190
                    Grapevine, TX 76051

                    Attention: Lyle Mortensen

Cc:  David Evans, Attorney at Law
                    1412 Main St, Ste 1075
                    Dallas, TX 75202

If to Seller:

                    Arnold Klann
                    37 Via Monarca
                    Dana Point, Ca. 92629

If to Company:

                    BlueFire Ethanol Inc.
                    8275 So. Eastern Ave., Suite 200
                    Las Vegas, Nv. 89123
                   Attention: Arnold Klann

Cc:             Scott D. Olson, Esq.
                   766 Hoska Drive
                   Del Mar, CA 92014

If to TBeck:

                   TBeck Capital, Inc.
                   1340 South Main St, Ste. 190
                   Grapevine, TX 76051
                   Attention: Lyle Mortensen

Cc:             David Evans, Attorney at Law
                   1412 Main St, Ste 1075
                   Dallas, TX 75202

Any party may change his or its address for receiving notices by giving written notice of such change to the other parties in accordance with this Section 11.12.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

BUYER

SUCRE AGRICULTURAL, INC.

By: /s/ Lyle Mortensen
Name: Lyle Mortensen
Title: President

SELLER

/s/ Arnold Klann Arnold Klann

/s/ Arnold Klann Arnold Klann, as trustee for RCR Trust 1

/s/ Necitas Camanga Sumait Necitas Camanga Sumait

/s/ John Earl Cuzens John Earl Cuzens

/s/ Richard Klann Richard Klann

/s/ Chris Klann Chris Klann

/s/ [illegible signature] Life Church, Inc.

/s/ Susan Courtright Cottonwood Christian Center, Inc.

/s/ Kent A. Larsen Kent A. Larsen

/s/ Dorinda L. Gullo Dorinda L. Gullo

/s/ David C. Gullo David C. Gullo

/s/ Daniel J. Gullo Daniel J. Gullo

/s/ Deann M. Salcius Deann M. Salcius

/s/ Brenda S. Russell Brenda S. Russell

/s/ Ronald J. McLoud Ronald J. McLoud

/s/ Dorthea M. Klann Dorthea M. Klann

/s/ Gregory M. Klann Gregory M. Klann

/s/ Theodore M. Klann Theodore M. Klann

/s/ Gaylen H. Oderdirk Gaylen H. Oderdirk

/s/ Paul Gallegos Paul Gallegos

COMPANY BLUEFIRE ETHANOL INC. By: /s/ Arnold Klann Name: Arnold Klann Title: President

TBECK CAPITAL, INC. By: /s/ Ron Williams Name: Ron Williams Title: President

EXHIBIT A

LIST OF SELLERS AND COMPANY’S OFFICERS AND DIRECTORS

Sellers:

Arnold R. Klann, as trustee for RCR Trust 1
Arnold R. Klann
Necitas Camanga Sumait
John Earl Cuzens

Directors:

Arnold R. Klann
John Earl Cuzens
Necitas Camangas Sumait
Robert Moore

Officers:

President: Arnold R. Klann
Secretary: Necitas Camangas Sumait
Treasurer: Robert Moore

EXHIBIT B

LIST OF BUYER’S AND TBECK CAPITAL’S OFFICERS AND DIRECTORS

Buyer’s Directors:
Lyle Mortenson, Sole Director

TBeck Capital Officers and Directors:
Ron Williams, President and Director

EXHIBIT C

BUYER PRIVATE EQUITY OFFERING AGREEMENTS

SCHEDULE 3.4

COMPANY SHAREHOLDER LIST

Shareholder	Company Shares Held	Cert No.	Percentage Ownership	Buyer Shares to be Issued

Arnold R. Klann, as trustee for RCR Trust 1	6,996	001A	69.96	11,892,500
Arnold R. Klann	1,000	002	10.00	1,700,000
John Earl Cuzens	706	003A	7.06	1,200,000
Necitas Camanga Sumait	706	004A	7.06	1,200,000
Richard Klann	235	005	2.35	400,000
Chris Klann	235	006	2.35	400,000
Life Church, Inc.	29	007	0.29	50,000
Cottonwood Christian Center, Inc.	29	008	0.29	50,000
Kent A. Larsen	15	009	0.15	25,000
Dorinda L. Gullo	6	010	0.06	10,000
David C. Gullo	6	011	0.06	10,000
Daniel J. Gullo	6	012	0.06	10,000
Deann M. Salcius	6	013	0.06	10,000
Brenda S. Russell	6	014	0.06	10,000
Ronald J. McLoud	6	015	0.06	10,000
Dorthea M. Klann	3	016	0.03	5,000
Gregory M. Klann	3	017	0.03	5,000
Theodore M. Klann	3	018	0.03	5,000
Gaylen H. Oderdirk	3	019	0.03	5,000
Paul Gallegos	1	020	0.01	2,500

TOTALS	10,000		100%	17,000,000

SCHEDULE 3.8

CONTRACTS

SCHEDULE 3.11

LEASES

SCHEDULE 3.14

LIABILITIES AND OBLIGATIONS

SCHEDULE 3.24

COMPANY BANK ACCOUNTS

Persons with check writing authority on behalf of the Company:

SCHEDULE 3.25

RELATED PARTY TRANSACTIONS

SCHEDULE 3.26

REAL PROPERTY

SCHEDULE 4.9

BUYER SHAREHOLDER LIST

Shareholder	Share Amounts

SCHEDULE 4.11

BUYER SEC FILINGS